Exhibit 99.1

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter Revenue Increases 42% to $96.3 Million

Dallas, TX — August 9, 2012 — DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today reported financial results for the second quarter of 2012.  Consolidated revenue for the three months ended June 30, 2012 increased 42% to $96.3 million, compared to $67.9 million in the same period of 2011.  DG’s second quarter income from continuing operations was $0.5 million, or $0.02 per diluted share, compared to $10.5 million, or $0.38 per diluted share, in the year earlier period.  Second quarter Adjusted EBITDA was $30.4 million, compared to $31.2 million in the second quarter of 2011.

“The second quarter performance delivered mixed results across our business with the television segment showing continued growth in HD penetration, increasing to 26% during the quarter, while our online segment endured weakness mainly due to market softness in EMEA,” said Neil Nguyen, CEO and President of DG. “What I am excited about is the accelerating adoption we are seeing from leading agencies and advertisers for a more cross channel approach to their campaigns through a DG relationship.”

Second quarter financial highlights include:

•                  DG generated consolidated revenue in the quarter of $96.3 million, an increase of 42% over the same period a year ago.

•                  The television segment generated revenue of $61.6 million, a decrease of 2% from the year earlier period.  HD advertising revenue increased 19% to $37.1 million from the year earlier period.

•                  The online segment generated revenue of $34.7 million, an increase of 577% from the year earlier period, primarily due to DG’s acquisitions of MediaMind and EyeWonder during the 3rd quarter of 2011.

•                  DG’s second quarter operating income included $2.7 million of acquisition and integration related expenses.

•                  As of June 30, 2012, DG reported $57.0 million of cash and short-term investments and reported $456.0 million outstanding under its long-term credit facility.

Second Quarter 2012 Financial Results Webcast

The Company’s second quarter conference call will be broadcast live on the Internet at 5:00 p.m. ET on August 9, 2012.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.dgit.com.  Please allow 15 minutes to register and download or install any necessary software.

Acquisitions / Dispositions / Discontinued Operations

The Company has completed several acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  MIJO Corporation (“MIJO”) on April 1, 2011 (included in television segment)

•                  MediaMind Technologies, Inc. (“MediaMind”) on July 26, 2011 (included in online segment)

•                  EyeWonder LLC, a Delaware LLC, and the equity interests of Chors GmbH, a German LLC (collectively, “EyeWonder”) on September 1, 2011 (included in online segment)

•                  Peer 39, Inc. (“Peer 39”) on April 30, 2012 (included in online segment)

We sold the net assets of our Springbox unit effective June 1, 2012 for estimated proceeds of $0.9 million, resulting in an after tax loss of $0.6 million.  Results of our Springbox unit have been included in discontinued operations for both 2012 and 2011.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our segments.  This measure also is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income from operations, before depreciation and amortization, share-based compensation, acquisition and integration expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition and integration expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com .

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•                  our ability to further identify, develop and achieve commercial success for new products;

•                  delays in product development;

•                  the development of competing distribution and online services and products, and the pricing of competing services and products;

•                  our ability to protect our proprietary technologies;

•                  the shift of advertising spending by our customers to online and non-traditional media from television and radio;

•                  the demand for High Definition (HD) ad delivery by our customers;

•                  integrating MediaMind and other acquisitions with our operations, systems, personnel and technologies;

•                  our ability to successfully transition customers from our previous online acquisitions to our MediaMind digital platform for ad delivery;

•                  operating in a variety of foreign jurisdictions;

•                  fluctuations in currency exchange rates;

•                  adaption to new, changing, and competitive technologies;

•                  potential impairment of our goodwill and other long-lived assets;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$96,336	$67,852	$189,185	$131,362
Cost of revenues	34,839	22,935	67,336	44,449
Sales and marketing	14,704	3,522	28,135	6,225
Research and development	5,713	2,673	11,845	5,345
General and administrative	10,658	7,563	21,882	14,609
Operating expenses, excluding depreciation and amortization, share-based compensation and acquisition and integration expenses	65,914	36,693	129,198	70,628
Adjusted EBITDA	30,422	31,159	59,987	60,734
Depreciation and amortization	13,632	7,534	26,861	14,384
Share-based compensation	4,906	1,916	9,377	3,210
Acquisition and integration expenses	2,707	3,195	4,177	3,205
Operating income	9,177	18,514	19,572	39,935
Interest expense	7,838	183	15,931	232
Other expense (income), net	364	(14)	354	(122)
Interest expense and other, net	8,202	169	16,285	110
Income before income taxes from continuing operations	975	18,345	3,287	39,825
Provision for income taxes	457	7,847	1,490	16,439
Income from continuing operations	518	10,498	1,797	23,386
Loss from discontinued operations	(789)	(285)	(1,080)	(494)
Net income (loss)	$(271)	$10,213	$717	$22,892

Basic earnings (loss) per share:
Continuing operations	$0.02	$0.38	$0.07	$0.84
Discontinued operations	(0.03)	(0.01)	(0.04)	(0.01)
Total	$(0.01)	$0.37	$0.03	$0.83

Diluted earnings (loss) per share:
Continuing operations	$0.02	$0.38	$0.07	$0.83
Discontinued operations	(0.03)	(0.01)	(0.04)	(0.01)
Total	$(0.01)	$0.37	$0.03	$0.82

Weighted average common shares outstanding:
Basic	27,458	27,421	27,334	27,606
Diluted	27,458	27,752	27,452	27,921

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$717	$22,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	12,156	7,504
Amortization of intangibles	14,705	7,268
Deferred income taxes	(2,806)	801
Provision for accounts receivable losses	1,503	927
Share-based compensation	9,377	3,210
Loss on sale of Springbox unit	1,000	—
Other	423	—
Changes in operating assets and liabilities:
Accounts receivable	6,243	10,813
Other assets	2,995	(4,604)
Accounts payable and other liabilities	(15,435)	2,862
Deferred revenue	(579)	473
Net cash provided by operating activities	30,299	52,146

Cash flows from investing activities:
Purchases of property and equipment	(13,815)	(3,030)
Capitalized costs of developing software	(6,274)	(3,206)
Acquisitions, net of cash acquired	(8,594)	(43,800)
Long-term investment	(1,017)	—
Proceeds from sale of short-term investments	10,390	—
Other	1,037	29
Net cash used in investing activities	(18,273)	(50,007)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	127	257
Purchases of treasury stock	—	(16,571)
Repayments of capital leases	(266)	(199)
Repayments of long-term debt	(27,450)	—
Net cash used in financing activities	(27,589)	(16,513)

Effect of exchange rate changes on cash and cash equivalents	16	136
Net decrease in cash and cash equivalents	(15,547)	(14,238)
Cash and cash equivalents at beginning of year	72,575	73,409

Cash and cash equivalents at end of period	$57,028	$59,171

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,195	$92
Cash (received) paid for income taxes	$(1,112)	$16,618
Non-cash component of purchase price to acquire a business	$5,645	$—
Landlord lease incentives	$5,599	$—

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
	Unaudited
Cash and short-term investments	$57,028	$82,965
Accounts receivable, net	92,981	100,719
Property and equipment, net	68,324	54,159
Goodwill	583,695	580,229
Deferred income taxes	11,603	4,796
Intangibles, net	193,614	201,405
Other	32,293	33,204
Assets of discontinued operations	—	766
Total assets	$1,039,538	$1,058,243

Accounts payable and accrued liabilities	$40,503	$48,234
Deferred revenue	1,971	2,474
Deferred income taxes	7,125	9,477
Debt	456,002	483,033
Other	12,951	7,239
Total liabilities	518,552	550,457
Total stockholders’ equity	520,986	507,786
Total liabilities and stockholders’ equity	$1,039,538	$1,058,243